EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS STRONGER THAN EXPECTED SECOND QUARTER RESULTS

RAISES OUTLOOK FOR THE YEAR

REINSTATES STOCK REPURCHASE PROGRAM

Mayfield Heights, Ohio — July 30, 2010 — Brush Engineered Materials Inc. (NYSE-BW) today reported stronger than expected results for the second quarter of 2010 and raised its outlook for the year. The Company also announced the reinstatement of its stock repurchase program.

The Company reported net income for the second quarter of $13.7 million, or $0.67 per share, diluted, on a record quarterly sales level of $325.9 million. Sales in each of the first two quarters of 2010 established consecutive record highs.

Due to stronger margins and better than expected overall market conditions, the Company is raising its earnings per share outlook for the year to a range of $1.75 to $2.00 per share from the previously announced range of $1.45 to $1.75 per share.

SECOND QUARTER 2010 RESULTS

Sales for the second quarter of 2010 were up 87%, or $151.8 million, to a record of $325.9 million. This compares to sales of $174.1 million in the second quarter of 2009. The improvement in sales is primarily due to increased demand across the Company’s key markets including telecommunications and computer (from both the consumer electronics and infrastructure segments), data storage, automotive electronics, defense, oil and gas, commercial aerospace, and optics. The two recent acquisitions, Barr Associates, Inc. in the fourth quarter of 2009 and Academy Corporation in the first quarter of 2010, accounted for approximately $48.0 million, or 27 percentage points of the 87% increase in sales for the second quarter, while higher metal prices accounted for approximately $29.0 million, or 17 percentage points of the increase. The organic sales growth was 43%, or approximately $75.0 million.

The reported net income of $13.7 million, or $0.67 per share, diluted, for the second quarter compares to a net loss of $0.8 million, or $0.04 per share, diluted, for the second quarter of 2009. The increased sales volume, coupled with the benefit of the cost reductions that were implemented during 2009 and not added back proportionally with the increase in sales, substantially improved margins, leading to the significant increase in earnings.

For the first six months of 2010, sales were $621.0 million, up approximately 100%, or $311.5 million, from sales of $309.5 million for the first six months of 2009. For the first six months of the year, net income was $20.4 million, or $1.00 per share, diluted, versus a net loss of $8.9 million, or $0.44 per share, diluted, for the same period of last year.

STOCK REPURCHASE PROGRAM

The Company’s Board of Directors has authorized the Company to repurchase up to 700,000 shares, or approximately 3% of the Company’s outstanding shares of common stock. This reinstates the original authorization to repurchase one million shares which was approved by the Board in July of 2008. After initially repurchasing 300,000 shares, the program was suspended due to the economic downturn. The primary purpose of the repurchase program is to offset the dilution created through shares issued under Company stock-based compensation plans. The authorization provides the Company the flexibility to use its strong balance sheet to repurchase shares while at the same time maintaining an appropriate level of liquidity to support the Company’s primary strategic goals which include utilizing available capital for organic growth and strategic acquisition opportunities. Any stock repurchases will be made from time to time through brokers on the New York Stock Exchange. The repurchase program may be suspended or discontinued at any time.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies and Services

The Advanced Material Technologies and Services’ segment sales for the second quarter of 2010 were $213.9 million, up 91%, or $101.6 million, compared to sales of $112.3 million in the second quarter of 2009. Sales for the first six months of 2010 were $416.9 million, up 117%, or $224.6 million, versus sales of $192.3 million for the same period of last year.

The recent acquisitions of Academy and Barr accounted for approximately 43 percentage points of the growth in the segment’s sales for the second quarter and metal prices accounted for $25.3 million, or approximately 22 percentage points, of the increase. Organic growth was $28.4 million, or approximately 25%. Strong demand for the wireless, handset, LED and other microelectronic product applications contributed to the strong sales growth for both the second quarter and first half.

Operating profit for the second quarter 2010 was $9.2 million compared to an operating profit of $8.4 million for the second quarter of 2009. Operating profit year to date was $17.7 million, up approximately 95%, or $8.6 million, compared to $9.1 million for the first six months of last year.

While operating profit has increased, the reported operating profit as a percent of sales for both the second quarter and the first six months of the year are lower when compared to prior periods, due primarily to a significantly higher precious metal value in sales. The higher precious metal value in sales is driven by both the recent acquisition of Academy and the aforementioned higher precious metal prices. These factors have the effect of lowering the profit percent while not lowering profits.

Margins and profits were negatively affected in the quarter by an unfavorable product mix, as sales to the segment’s higher margin medical and defense applications declined, and higher expenses related to incentive compensation and other initiatives. These factors lowered operating profit in the quarter by approximately $5.0 million.

Specialty Engineered Alloys

Specialty Engineered Alloys’ sales for the second quarter were $77.9 million, up $36.7 million, or 89%, compared to the second quarter 2009 sales of $41.2 million. Year-to-date sales were $141.2 million, up 81%, or $63.1 million, compared to $78.1 million for the first half of the prior year. Sales have increased sequentially over the last five quarters.

The significant increase in the second quarter of 2010 compared to the same period of 2009 is due to stronger demand from the telecommunications and computer market, especially from the consumer electronics segment, as well as the automotive electronics, oil and gas and aerospace markets. Demand levels were stronger than expected in the second quarter and the strength has continued into the third quarter.

Operating profit for the second quarter was $8.5 million, up $17.8 million, from an operating loss of $9.3 million for the second quarter of 2009. The operating profit for the first half of 2010 was $11.8 million, up $32.0 million, compared to an operating loss of $20.2 million for the same period of last year. The significant improvement is due to a combination of factors including higher volume and improved margins. The margin improvements are driven primarily by the leverage from the higher volumes, lower manufacturing costs resulting from the previously implemented cost reduction initiatives and improved plant operating efficiencies.

Beryllium and Beryllium Composites

Beryllium and Beryllium Composites’ sales for the second quarter of 2010 were $15.7 million, up approximately 20%, compared to $13.1 million for the second quarter of 2009. For the first six months of the year, sales were $28.8 million compared to $26.1 million for the same period of last year. The strength in the second quarter and first half compared to the prior year is due to higher demand from defense and commercial applications, including medical and analytical x-ray product applications.

Operating profit for the second quarter of 2010 was $2.1 million versus $1.0 million for the second quarter of 2009. Operating profit for the first six months of 2010 was $4.2 million compared to $2.9 million for the same period last year. The improvement in operating profit for the second quarter and first six months of the year is due primarily to the higher sales volume.

Engineered Material Systems

Engineered Material Systems’ sales for the second quarter of 2010 were $18.4 million, up approximately 145%, or $10.9 million, compared to $7.5 million for the same period of last year. Sales in this segment have also increased sequentially in each of the last five consecutive quarters. Sales for the first six months of the year were $33.9 million, up approximately 163%, or $21.0 million, compared to the first half 2009 sales of $12.9 million. The significant increase in sales is due to stronger demand from the automotive electronics market, as well as the telecommunications and computer market. Sales of new products targeted for the energy and medical markets also contributed to the growth in the quarter and first half of the year.

Operating profit for the second quarter was $2.0 million, an improvement of $2.8 million compared to an operating loss of $0.8 million for the same period of last year. The operating profit for the first six months of the year of $3.1 million was up $6.6 million compared to an operating loss of $3.5 million for the same period last year. The operating profit improvement is due to the higher sales volume and previously implemented cost reduction initiatives.

OUTLOOK

The overall level of business activity has improved sequentially, quarter over quarter, as the year has progressed. The Company has seen a stronger improvement in its order entry, driven initially by the consumer electronics oriented markets, and later in its defense and industrial markets. While there is still uncertainty in the global economic environment, particularly as to what the second half of 2010 might bring, the Company now expects the second half of 2010 business levels to be stronger than previously expected. At this time, assuming current metal prices, the Company expects sales for the full year 2010 to be in the range of $1.22 billion to $1.26 billion.

At this time, it is anticipated that seasonal factors, including the fourth quarter holidays and summer shutdowns in Europe, will affect second half sales and profit levels. These factors may have the effect of reducing third quarter sales when compared to the second quarter, and also fourth quarter sales when compared to the third quarter, which in turn would lower second half earnings compared to the first half. In addition, the second half will be affected by added costs associated with the start up of the Company’s new beryllium plant and other key Company initiatives. These factors will be partially offset by the stronger margins that we are seeing.

Considering the above, the Company is raising its earnings outlook for the year to a range of $1.75 to $2.00 per share from the previously announced range of $1.45 to $1.75 per share.

While it currently appears that the second half of 2010 looks solid, it is important to continue to reiterate that the Company’s outlook is subject to significant variability, especially given the uncertainty about the sustainability and quality of the economic recovery. Seasonal factors, changes in demand levels, metal price changes, metal supply conditions, new product qualification and ramp-up rates, swings in customer inventory levels, changes in the financial health of key customers, acquisition-related integration costs and other factors can have a significant effect on actual results for the second half, The outlook provided above is based on the Company’s best estimates at this time and is subject to significant fluctuations due to these as well as other factors.

CHAIRMAN’S COMMENTS

Richard Hipple, Chairman, President and CEO, stated, “Our strategic initiatives, which include diversifying into new markets while broadening existing markets, expanding our technology base and new product development, geographic expansion in Asia and strategic acquisitions have positioned us well to take advantage of the growth opportunities we are seeing in our markets. We continue to find that our advanced materials are critical to newly introduced consumer electronics and industrial product applications. We have also added new capabilities to our existing business through the recent acquisitions of Barr Associates and Academy Corporation. Although I continue to remain cautious about the latter months of the year due to the uncertainty of the sustainability of the global economic recovery, I am encouraged by our sales growth, our margin improvements and solid order book. I’d also like to recognize the Brush team of employees. Through their commitment and dedication, the Company has been able to quickly return to profitability.”

CONFERENCE CALL

Brush Engineered Materials will conduct a teleconference in conjunction with today’s release. The teleconference begins at 11:00 a.m. Eastern Time, July 30, 2010. The conference call will be available via webcast through the Company’s website at www.beminc.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-9210, callers outside the U.S. can dial (201) 689-8049.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global economy;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, aerospace and defense, medical, industrial components, data storage, automotive electronics and appliance;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for 2010;

•	Our success in developing and introducing new products and new product ramp-up rates;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating newly acquired businesses, including the acquisitions of Barr Associates, Inc. and Academy Corporation;

•	The impact of the results of Barr Associates, Inc. and Academy Corporation on our ability to achieve fully the strategic and financial objectives related to these acquisitions, including the acquisitions being accretive to earnings in 2010;

•	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility being constructed in Elmore, Ohio;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of raw materials (both base and precious metals), metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

•	The amount and timing of repurchases of the Company’s Common Stock, if any; and

•	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009.

Brush Engineered Materials Inc. is headquartered in Mayfield Heights, Ohio. The Company, through its wholly-owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	July 2,	Dec. 31,
(Dollars in thousands)	2010	2009
Assets
Current assets
Cash and cash equivalents	$17,635	$12,253
Accounts receivable	145,265	83,997
Other receivables	4,827	11,056
Inventories	140,280	130,098
Prepaid expenses	29,213	28,020
Deferred income taxes	8,459	14,752

Total current assets	345,679	280,176
Related-party notes receivable	73	90
Long-term deferred income taxes	4,873	4,873
Property, plant and equipment — cost	703,486	665,361
Less allowances for depreciation,
depletion and amortization	(449,667)	(437,595)

Property, plant and equipment — net	253,819	227,766
Other assets	42,099	42,014
Goodwill	70,479	67,034

Total assets	$717,022	$621,953

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$42,161	$56,148
Accounts payable	38,235	36,573
Other liabilities and accrued items	46,029	44,082
Unearned revenue	403	432
Income taxes	1,982	2,459

Total current liabilities	128,810	139,694
Other long-term liabilities	9,461	9,574
Retirement and post-employment benefits	78,645	82,354
Unearned income	54,612	39,697
Long-term income taxes	2,329	2,329
Deferred income taxes	1,909	136
Long-term debt	78,305	8,305
Shareholders’ equity	362,951	339,859

Total liabilities and shareholders’ equity	$717,022	$621,953

See notes to consolidated financial statements.

Consolidated Statements of Income and Loss
(Unaudited)

	Second Quarter Ended		First Half Ended
	July 2,	July 3,	July 2,	July 3,
(Thousands, except per share amounts)	2010	2009	2010	2009
Net sales	$325,946	$174,134	$621,028	$309,493
Cost of sales	270,093	152,000	515,861	272,757

Gross margin	55,853	22,134	105,167	36,736
Selling, general and administrative expense	30,611	20,694	60,950	43,239
Research and development expense	1,798	1,526	3,483	3,220
Other-net	2,946	1,474	7,031	3,230

Operating profit (loss)	20,498	(1,560)	33,703	(12,953)
Interest expense — net	691	271	1,310	597

Income (loss) before income taxes	19,807	(1,831)	32,393	(13,550)
Income tax expense (benefit)	6,088	(1,046)	11,953	(4,620)

Net income (loss)	$13,719	$(785)	$20,440	$(8,930)

Net income (loss) per share of common stock – basic	$0.68	$(0.04)	$1.01	$(0.44)
Weighted-average number
of common shares outstanding — basic	20,323	20,186	20,290	20,159
Net income (loss) per share of common stock – diluted	$0.67	$(0.04)	$1.00	$(0.44)
Weighted-average number
of common shares outstanding — diluted	20,600	20,186	20,534	20,159
See notes to consolidated financial statements.